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                                                                     EXHIBIT 2.3


                          [ITT INDUSTRIES LETTERHEAD]


PRESS RELEASE


FOR IMMEDIATE RELEASE
SEPTEMBER 25, 1998                                       Contact: Tom Glover
                                                                  ITT Industries
                                                                  914-641-2160


       ITT INDUSTRIES COMPLETES SALE OF AUTOMOTIVE BRAKE AND CHASSIS UNIT

     (White Plains, NY) - ITT Industries, Inc. (NYSE:IIN) today announced that it has closed the sale of its automotive Brake and Chassis business to Continental AG of Hannover, Germany. The transaction, which was announced on July 27, 1998, is valued at approximately $1.93 billion. The after-tax cash proceeds are approximately $1.3 billion.

     "The conclusion of this transaction marks another important step in the execution of our strategy to transform our company," said Travis Engen, chairman, president and chief executive of ITT Industries. "We intend to use the proceeds from this transaction to better position ourselves for future growth in our businesses that have a higher potential for creating shareholder value."

     Engen said the company's previously announced sale of its automotive Electrical Systems business is on track to be concluded before the end of the third quarter. The company announced in June that it has signed an agreement to sell the Electrical Systems business to Valeo SA of France for $1.7 billion.

     ITT Industries is a premier global manufacturing company with leading positions in its fluid technology, defense, electrical connectors and automotive components businesses. Following the sale of its automotive Brakes and Chassis and Electrical Systems businesses the company expects annual sales from ongoing operations of approximately $4.4 billion.

     In addition to the New York Stock Exchange, ITT Industries' stock is traded under the symbol ("IIN") on the Midwest, Pacific, London, Frankfurt and Paris exchanges.

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charge via fax and the Internet. For ITT Industries news and information on the
Internet, visit http://www.ittind.com. To receive releases by fax, call
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